                                                                  EXHIBIT 12 (a)


                         THE BEAR STEARNS COMPANIES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)



                                    (Unaudited)         (Unaudited)
                                    Six-Months           Six-Months        Fiscal Year     Fiscal Year    Fiscal Year
                                      Ended                Ended              Ended          Ended          Ended
                                 December 31, 1999    December 31, 1998   June 30, 1999   June 30, 1998  June 30, 1997
                                 -----------------   ------------------   -------------   -------------  -------------
Earnings before taxes
    on income                      $  639,609           $  300,787          $1,064,108     $1,063,492     $1,013,690
                                 -----------------   ------------------   -------------   -------------  -------------
Add:   Fixed Charges
            Interest                1,957,794            1,851,638(1)        3,379,914      3,638,513       2,551,364
            Interest factor
              in rents                 15,350               15,336              31,363         30,130          26,516
                                 -----------------   ------------------   -------------   -------------  -------------
    Total fixed charges             1,973,144            1,866,974           3,411,277      3,668,643       2,577,880
                                 -----------------   ------------------   -------------   -------------  -------------
Earnings before fixed
     charges and taxes on
      income                       $2,612,753           $2,167,761          $4,475,385     $4,732,135      $3,591,570
                                 -----------------   ------------------   -------------   -------------  -------------
                                 -----------------   ------------------   -------------   -------------  -------------

Ratio of earnings to
     fixed charges                        1.3                  1.2                 1.3            1.3             1.4
                                 -----------------   ------------------   -------------   -------------  -------------
                                 -----------------   ------------------   -------------   -------------  -------------



                                        Fiscal Year         Fiscal Year
                                           Ended              Ended
                                       June 30, 1996      June 30, 1995
                                       -------------      -------------
Earnings before taxes
    on income                           $ 834,926           $ 388,082
                                       -------------      -------------
Add:   Fixed Charges                     1,981,171           1,678,515
            Interest
            Interest factor
              in rents                      25,672              24,594
                                       -------------      -------------
    Total fixed charges                  2,006,843           1,703,109
                                       -------------      -------------
Earnings before fixed
     charges and taxes on
      income                            $2,841,769          $2,091,191
                                       -------------      -------------
                                       -------------      -------------
Ratio of earnings to
     fixed charges                             1.4                 1.2
                                       -------------      -------------
                                       -------------      -------------



(1) This amount has been changed to conform to the current period's presentation.